Exhibit 5.1

575 Madison Avenue New York, NY 10022-2585 212.940.8800 tel 212.940.8776 fax www.kattenlaw.com

March 3, 2015

GMF Leasing LLC

ACAR Leasing Ltd.

c/o AmeriCredit Financial Services, Inc.

801 Cherry Street

Fort Worth, Texas 76102

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel to GMF Leasing LLC, a Delaware limited liability company (the “Depositor”) and ACAR Leasing Ltd., a Delaware trust (the “Titling Trust” and together with the Depositor, the “Registrants”), in connection with the preparation and filing of the Registration Statement on Form S-3 (such registration statement as amended, the “Registration Statement”) being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of Asset Backed Notes (the “Securities”) which the Depositor plans to offer in series, each series to be issued under a separate indenture (each an “Indenture”), substantially in one of the forms incorporated by reference as Exhibits to the Registration Statement.

We have made investigations of law and have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Registrants and such other instruments of the Registrants and such other persons, as we have deemed appropriate as a basis for the opinions expressed below.

The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles.

We express no opinion except as to matters that are governed by federal law, the laws of the State of New York or the General Corporation Law of the State of Delaware and all applicable statutory provisions and reported judicial decisions interpreting these laws. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force as of the effective date of the Registration Statement and may be affected by future regulations.

AUSTIN     CENTURY CITY     CHARLOTTE     CHICAGO     HOUSTON     IRVING     LOS ANGELES

NEW YORK     ORANGE COUNTY     SAN FRANCISCO BAY AREA     SHANGHAI     WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

March 3, 2015

Based upon the foregoing, we are of the opinion that:

(1) When, in respect of a series of Securities, an Indenture has been duly authorized by all necessary action and duly executed and delivered by all necessary parties for such series, such Indenture will be a valid and legally binding obligation of the applicable Registrant; and

(2) When an Indenture for a series of Securities has been duly authorized by all necessary action and duly executed and delivered by all necessary parties for such series, and when the Securities of such series have been duly executed and authenticated in accordance with the provisions of the Indenture, and issued and sold as contemplated in the Registration Statement and prospectus, as amended or supplemented and delivered pursuant to Section 5 of the Act in connection therewith, such Securities will be legally and validly issued, binding obligations of the related issuing entity, fully paid and nonassessable, and the holders of such Securities will be entitled to the benefits of such Indenture.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Katten Muchin Rosenman LLP in the Registration Statement and the related prospectus under the heading “Legal Opinions,” without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP